EXHIBIT 99.1 NEWS RELEASE MICROCHIP CONTACT: Steve Sanghi – CEO (480) 792-7372

MICROCHIP TECHNOLOGY ANNOUNCES SECOND AMENDMENT TO
DEFINITIVE AGREEMENT FOR ACQUISITION
OF SILICON STORAGE TECHNOLOGY, INC.

CHANDLER, Arizona – March 8, 2010 – (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontrollers and analog semiconductors, today announced that it entered into a second amendment to its February 2, 2010 definitive agreement to acquire Silicon Storage Technology, Inc. (Nasdaq: SSTI).  Under the revised terms, SST shareholders would be entitled to receive $3.05 per share in cash compared to $3.00 per share prior to the second amendment.  This second amendment was in response to an offer made by another party to SST’s Strategic Committee on March 2, 2010.

Additionally, in connection with the amendment, Microchip is today purchasing directly from SST newly issued shares in an amount equal to 19.9% of the current issued and outstanding shares of the common stock of SST at $3.05 per share in cash.  In the event that Microchip’s acquisition of SST is not consummated, Microchip has agreed that as a general matter, it will not use its voting rights to block a transaction that constitutes a superior proposal and the profits on its sales in such transaction will be limited.  Furthermore, Microchip will have an option to sell its shares back to SST at $3.05 per share.

The $3.05 per share represents an approximate 45.2% premium to the amount that the holders of SST common stock would have received under the merger agreement between SST and Technology Resources Holdings, Inc., and an approximate 64.0% premium to the closing price per share of SST’s stock on November 12, 2009, the last day of trading prior to the announcement of the execution of the definitive merger agreement with Technology Resources Holdings, Inc.

The amendment was approved by the Boards of Directors of each company and the acquisition is expected to close in the second quarter of calendar 2010, subject to approval by SST’s stockholders and other customary closing conditions.  SST has scheduled a special meeting of stockholders for April 8, 2010 to consider the transaction.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Announces Second Amendment to
Definitive Agreement for Acquisition
of Silicon Storage Technology, Inc.

Cautionary Statement:

The statements in this release relating to the expected closing date are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the satisfaction of the conditions to closing in the SST acquisition agreement and any termination of the SST acquisition agreement. For a detailed discussion of risk factors, please refer to the filings of Microchip on Forms 10-K, 10-Q and 8-K. You can obtain copies of these filings and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip undertakes no obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this March 8, 2010 press release, or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

On March 1, 2010, Silicon Storage Technology, Inc. filed a definitive proxy statement in connection with the acquisition transaction.  Investors and security holders are urged to read this definitive proxy statement because it contains important information about the transaction.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC's web site at www.sec.gov.

Microchip, SST and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SST in connection with the acquisition transaction.  Information regarding the special interests of these directors and executive officers in the transaction is included in the proxy statement described above.  Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on July 10, 2009.  Additional information regarding the directors and executive officers of SST is also included in SST’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2009.  These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.

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Microchip Technology
Announces Second Amendment to
Definitive Agreement for Acquisition
of Silicon Storage Technology, Inc.

About Microchip Technology Incorporated:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

About Silicon Storage Technology, Inc.:

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark EMBFLASHSM.  SST's non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company's website at http://www.sst.com.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated in the U.S.A. and other countries.
The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc.
EMBFLASH is a service mark and/or trademark of TSMC.  All other trademarks mentioned herein  are the property of their respective companies.

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